UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 25, 2014

Date of Earliest Event Reported: July 24, 2014

MID-CON ENERGY PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35374	45-2842469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2501 North Harwood Street, Suite 2410

Dallas, Texas

(Address of principal executive offices)

75201

(Zip code)

(972) 479-5980

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

Purchase and Sale Agreement

On July 24, 2014, Mid-Con Energy Partners LP (the “Partnership”) and Mid-Con Energy Properties, LLC (“Properties”), its wholly-owned subsidiary, entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with Mid-Con Energy III, LLC (“Mid-Con III”), an affiliate of the Partnership, to acquire an oil property located in Creek County, Oklahoma for an aggregate purchase price of approximately $56.5 million, subject to customary post-closing purchase price adjustments (collectively, the “Acquisition”). The Acquisition is set to close on August 5, 2014, and will have the same effective date. The Partnership and Properties will pay the aggregate purchase price (i) with approximately $4.5 million in cash, financed through borrowings under the Partnership’s revolving credit facility, and (ii) the issuance of 2,214,659 common units representing limited partner interests in the Partnership (“Common Units”), having an approximate value of $52 million. The value of the Common Units issued as partial consideration for the Acquisition was based on the trailing ten day volume weighted average price of the Common Units.

The terms of the Purchase Agreement were approved by the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”). The Conflicts Committee, which is composed entirely of independent directors, retained independent legal and financial counsel to assist it in evaluating and negotiating the Purchase Agreement and the Acquisition.

The Purchase Agreement contain representations and warranties, covenants and indemnification provisions that are typical for transactions of this nature and that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them.

The foregoing summary of the Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the Purchase Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference.

Relationships

All of the executive officers of Mid-Con Energy GP LLC, the general partner of the Partnership (the “General Partner”) hold similar positions with Mid-Con Energy III. Some of the directors of the General Partner are also directors for Mid-Con Energy III. Mid-Con Energy III currently owns 7.1% of limited partnership interests in the Partnership. Additionally, Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P. collectively owns 4.4% limited partnership interest in the Partnership. An affiliated fund, Yorktown Energy Partners IX, L.P. owns an equity interest in Mid-Con Energy III.

Item 7.01 Regulation FD Disclosure.

On July 24, 2014, the Partnership issued a press release announcing the Acquisition and advising that it will release second quarter ended June 30, 2014, results after the market closes on Monday, August 4, 2014, and will hold a conference call and live webcast at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, August 5, 2014. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information disclosed in this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On July 24, 2014, the board of directors of our general partner, Mid-Con Energy GP, LLC, approved a cash distribution of $0.515 per common unit for the second quarter 2014. This results in an annualized distribution of $2.06 per common unit. The second quarter distribution is payable on August 11, 2014, to unitholders of record as of August 4, 2014.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1*	Purchase and Sale Agreement dated July 24, 2014, by and among Mid-Con Energy III, LLC, Mid-Con Energy Properties, LLC and Mid-Con Energy Partners, LP.

99.1	Press release dated July 24, 2014.

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Partnership will furnish copies of such schedules to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID-CON ENERGY PARTNERS, LP
By: Mid-Con Energy GP, LLC,
its general partner

Date: July 24, 2014	By:	/s/ Jeffrey R. Olmstead
Jeffrey R. Olmstead
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Purchase and Sale Agreement dated July 24, 2014, by and among Mid-Con Energy III, LLC, Mid-Con Energy Properties, LLC and Mid-Con Energy Partners, LP.

99.1	Press release dated July 24, 2014.

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Partnership will furnish copies of such schedules to the Securities and Exchange Commission upon request.